Exhibit 4.64

SHARE PURCHASE AGREEMENT

BY AND AMONG

AUTOHOME INC.,

WEST CREST LIMITED

JIANG LAN

AND

OTHER SHAREHOLDERS

November 4, 2013

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 4, 2013 by and among the following parties:

1.	Autohome Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”);

2.	West Crest Limited, an exempted limited liability company organized under the laws of the Cayman Islands, whose registered office is at Maples Corporate Services Ltd., Ugland House, P.O. Box 309, George Town, Grand Cayman KY1-1104, Cayman Islands (the “Seller”);

3.	Jiang Lan, a citizen of the People’s Republic of China, whose business address is 10/Fl. Tower B, CEC Plaza, No. 3 Dan Ling Street, Haidian District, Beijing 100080, People’s Republic of China; and

4.	Remaining Shareholders, all parties listed in Schedule A.

RECITALS:

A. The Company is an exempted limited liability company established under the laws of the Cayman Islands.

B. The Seller entered into a term sheet with BITAUTO HOLIDINGS LTD on October 30, 2013, in connection with a proposed transfer by Seller of 6,684,711 ordinary shares of the Company to BITAUTO HOLDINGS LTD.

C. Pursuant to its rights under Section 10 of the Amended and Restated Shareholders Agreement dated as of June 30, 2011 entered into by and among the Company and shareholders of the Company (the “Shareholders Agreement”), Telstra Holdings Pty Limited (“Telstra”) desires to purchase from the Seller, and the Seller desires to sell to Telstra, an aggregate of 2,828,147 ordinary shares, par value US$0.01 each (the “Telstra Purchase Shares”), on the terms and conditions set forth in this Agreement.

D. The Company desires to purchase from the Seller, and the Seller desires to sell to the Company, an aggregate of 3,856,564 ordinary shares, par value US$0.01 each (the “Company Purchase Shares”), on the terms and conditions set forth in this Agreement.

D. Mr. Jiang Lan is the sole shareholder of the Seller.

E. All Remaining Shareholders, other than Telstra, do not wish to exercise their rights under Section 10 of the Shareholders Agreement and agree that Telstra and the Company may purchase Telstra Purchase Shares and the Company Purchase Shares, respectively, from the Sellers.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	AGREEMENT TO PURCHASE AND SELL SHARES

1.1. Subject to the terms and conditions hereof, the Seller hereby sells to Telstra, and Telstra hereby agrees to purchase from the Seller 2,828,147 ordinary shares at an aggregate purchase price of US$55,000,000 (the “Telstra Purchase Price”).

1.2. Subject to the terms and conditions hereof, the Seller hereby sells to the Company, and the Company hereby agrees to repurchase from the Seller, 3,856,564 ordinary shares at an aggregate repurchase price of US$75,000,000 (the “Company Purchase Price”).

1.3. The Shares to be purchased and sold pursuant to this Agreement are collectively referred to as the “Purchase Shares” and the aggregate of the Telstra Purchase Price and the Company Purchase Price is referred to as the “Purchase Price”.

2.	CLOSING; PAYMENT

2.1. Closing of the purchases and sales of the Purchase Shares hereunder shall be deemed to take place concurrently with the signing of this Agreement (the “Closing”). Within fifteen (15) business days after the date of this Agreement, Telstra shall pay, or cause to be paid, in immediately available funds in U.S. dollars to the Seller 50% of the Telstra Purchase Price (or US$27,500,000) by wire transfer to an account designated by the Seller and the Company shall pay, or cause to be paid, in immediately available funds in U.S. dollars to the Seller 50% of the Company Purchase Price (or US$37,500,000) by wire transfer to an account designated by the Seller. Immediately after the date of this Agreement, the Seller’s only right as a former shareholder of the Company shall be the Seller’s right to receive the Purchase Price pursuant to this Agreement, and the Seller shall cease to be a shareholder of the Company for any and all purposes immediately upon the execution of this Agreement. Within three (3) months after the date of this Agreement, Telstra shall pay, or cause to be paid, in immediately available funds in U.S. dollars to the Seller the remaining 50% of the Telstra Purchase Price (or US$27,500,000) by wire transfer to an account designated by the Seller and the Company shall pay, or cause to be paid, in immediately available funds in U.S. dollars to the Seller the remaining 50% of the Company Purchase Price (or US$37,500,000) by wire transfer to an account designated by the Seller.

2.2. The Seller hereby authorizes the Company to update the books and records of the Company (including the Company’s share register) to reflect the sale of the Purchase Shares to Telstra and the Company accordingly (including, reserving for treasury shares the Company Purchase Shares; provided that the Company agrees with all Remaining Shareholders to provide the right of first refusal to each Remaining Shareholder in the event the Company resells such Company Purchase Shares to a third party (other than pursuant to the Proposed IPO), and all such treasury shares shall become Class A ordinary shares of the Company upon the completion of the Proposed IPO, and the Seller shall immediately deliver to the Company all of the share certificates representing the Purchase Shares.

2.3. If any Purchase Price that is due and payable is not paid on the respective due dates abovementioned, defaulting purchaser shall pay interest on the overdue sum from (and including) the due date to the actual date of payment at a default rate of 5% per annum. Notwithstanding the foregoing, if the Telstra Purchase Price or the Company Purchase Price is not paid in full within one (1) year after the date of this Agreement, all Purchase Shares which have been transferred to Telstra or the Company (as applicable) shall be returned to the Seller at nil cost and all of the Telstra Purchase Price or the Company Purchase Price (as applicable) that has been paid to the Seller shall be forfeited by the applicable purchaser and shall not be returned to the applicable purchaser.

2.4. The Seller shall be responsible for all taxes (if any) payable resulting from the sale of the Purchase Shares pursuant to this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF TELSTRA AND THE COMPANY

Telstra and the Company each represent and warrant to the Seller as of the date hereof and the date of the Closing, as follows:

3.1 Due Authorization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by it, and, when executed and delivered by it, will constitute its valid and legally binding obligations, enforceable against it in accordance with its terms and subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2 Compliance with Other Instruments and Agreements. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any contract to which it is a party or by which it may be bound, (ii) conflict with or result in a breach or violation in any material respect of any applicable laws or its constitutional documents, or (iii) require any prior consent or approval other than those imposed or required by the Company’s Third Memorandum and Articles of Association (“M&AA”) or the Shareholders Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND MR. JIANG LAN

The Seller and Jiang Lan jointly and severally represent and warrant to Telstra and the Company as of the date hereof and the date of the Closing, as follows:

4.1. Due Authorization. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Seller and Jiang Lan, and, when executed and delivered by the Seller and Jiang Lan, will constitute its valid and legally binding obligations, enforceable against it and him in accordance with its terms and subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2. Title to Purchase Shares. The Seller is the sole record and beneficial owner of the Purchase Shares to be sold by the Seller to Telstra and the Company at the Closing, free and clear of any mortgage, pledge, lien, encumbrance, security interest or charge of any kind, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions or other encumbrances of any nature whatsoever (except for any restrictions on transfer under applicable laws), other than those imposed by the Shareholders Agreement or as contemplated hereby.

4.3. Compliance with Other Instruments and Agreements. Save as disclosed in this Section 4.3 , the execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any contract to which the Seller is a party or by which it may be bound, (ii) conflict with or result in a breach or violation in any material respect of any applicable laws or the constitutional documents of the Seller, or (iii) require any prior consent or approval other than those imposed or required by the Company’s Third Memorandum and Articles of Association or the Shareholders Agreement. The Seller entered into a term sheet with Bitauto Holdings Ltd. (“Bitauto”) dated October 30, 2013 (“Bitauto Term Sheet”) in connection with a proposed transfer by Seller of 6,684,711 ordinary shares of the Company to Bitauto (the “Proposed Bitauto Transfer”). The Seller represents, warrants and covenants that despite the violation with the Bitauto Term Sheet (if any), it will comply with this Agreement and will complete the transactions contemplated hereby.

4.4. Disclosure. No representation or warranty by the Seller or Mr. Jiang Lan in this Agreement and no information or materials provided by the Seller or Mr. Jiang Lan to the Company in connection with the negotiation or execution of this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.	WAIVER OF CERTAIN RIGHTS

Subject to and conditioned on the Closing of the transactions contemplated in this Agreement, all Remaining Shareholders, other than Telstra, agree to irrevocably waive their rights under Section 10 of the Shareholders Agreement and corresponding provisions of the Company’s M&AA in respect of the Proposed Bitauto Transfer; and the purchase of the Purchase Shares by the Company from the Seller under and in accordance with this Agreement. For the avoidance doubt, if the transactions contemplated in this Agreement are not closed for any reason, no waiver whatsoever from a Remaining Shareholder with respect to their rights under Section 10 of the Shareholder Agreement and corresponding provisions of M&AA should be deemed to be effective in respect of the Proposed Bitauto Transfer. Furthermore, the Agreement will only be valid if all parties sign the Agreement before 11.59pm November 4, 2013 (Beijing time).

6.	NO SHARES TRANSFER AND LOCK UP

6.1 Lock up. The Seller and all Remaining Shareholders agree not to transfer any of their Shares or other securities of the Company from the date hereof and continuing to and including the date 180 days after the date of the final prospectus covering the initial public offering of the Company’s securities (the “Proposed IPO”); provided, however, that any Remaining Shareholder reserves the right to sell any or all of its Shares in the Proposed IPO. For the purpose of this Section 6, “Transfer” shall have the same meaning ascribed to such terms in the Shareholders Agreement.

6.2 No Shares Transfer. The Seller and Mr. Jiang Lan agree not to enter into, continue or solicit any discussions or negotiations with any third party (including Bitauto) in relation to the direct or indirect Transfer of any shares of the Company held by the Seller.

7.	EFFECTING PURCHASE AND IPO

Each of the Remaining Shareholders hereby approves and agrees to (at its own expense) do, and agrees to use its best endeavours to procure that the Company does, all things reasonably necessary or desirable (such as exercising voting rights, obtaining consents, signing and producing documents and getting documents completed and signed) for the Company to: (a) effect the purchase of the Purchase Shares by Telstra and the Company from the Seller as contemplated by this Agreement; and (b) implement the Proposed IPO as soon as practicable after the date of this Agreement, and irrevocably and unconditionally sign all documents listed in Schedule E.

8.	RELEASE AND DISCHARGE

8.1 The Seller and Mr. Jiang Lan hereby agree, on behalf of their respective affiliates and assigns, that, upon signing of this Agreement by all parties, the Seller and Mr. Jiang Lan shall sign the documents listed in Schedule B, Schedule C, and Schedule D, and that, except for the Company’s and the Remaining Shareholders’ obligations under this Agreement, they shall unconditionally and irrevocably release and discharge the Company, the Remaining Shareholders and their respective directors, officers, employees, shareholders, advisors and other agents, from any and all liability of any kind to the Seller and/or any other person on behalf of the Seller (including its successors, affiliates and assigns) and Mr. Jiang Lan, whether direct or indirect, foreseen or unforeseen, foreseeable or unforeseeable, contingent or actual, present or future, including but not limited to any liability arising or capable of arising out of, or in any way connected with or relating to the Company or the Remaining Shareholders, any past, present or future operations or affairs of the Company or the Remaining Shareholders, any past or present conduct of any of the Company’s or the Remaining Shareholders’ representatives in connection with the Company or the Remaining Shareholders, any past or present shareholding of the Seller in the Company.

8.2 The Company and the Remaining Shareholders hereby agree, on behalf of their respective affiliates and assigns, that, upon signing of this Agreement by all Parties, except for the Seller’s and Mr. Jiang Lan’s obligations under this Agreement, they shall unconditionally and irrevocably release and discharge the Seller, Mr. Jiang Lan and their respective directors, officers, employees, shareholders, advisors and other agents, from any and all liability of any kind to the Company and the Remaining Shareholders and/or any other person on behalf of the Company and the Remaining Shareholders (including its successors, affiliates and assigns), whether direct or indirect, foreseen or unforeseen, foreseeable or unforeseeable, contingent or actual, present or future, including but not limited to any liability arising or capable of arising out of, or in any way connected with or relating to the Seller and Mr. Jiang Lan, any past, present or future operations or affairs of the Seller and Mr. Jiang Lan, any past or present conduct of any of the Seller’s or Mr. Jiang Lan’s representatives in connection with the Company or the Remaining Shareholders, any past or present shareholding of the Seller in the Company. Notwithstanding anything to the contrary in this Agreement, the Seller’s and Mr. Jiang Lan shall indemnify and hold harmless the Company, Telstra, the Remaining Shareholders and their respective directors, officers, employees, shareholders, advisors and other agents (the “Indemnified Parties”) against and from any and all damage, loss, liability, expense and third-party claims (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), incurred or suffered by the Indemnified Parties arising out of or in connection with Bitauto’s claims with respect to the Proposed Bitauto Transfer, or any misrepresentation or breach of representation or warranty or breach of covenants by the Seller or Mr. Jiang Lan under this Agreement.

9.	RESIGNATION OF DIRECTOR; FURTHER ASSURANCE

Jiang Lan, director of the Company and the sole shareholder of the Seller, shall resign from the board of directors of the Company with immediate effect, shall cease to be the Norman Representative (as defined in the Shareholders Agreement and M&AA), as well as the board(s) of directors of direct or indirect subsidiaries of the Company, if any. Each of the Seller and Jiang Lan shall execute and deliver any instrument, document or agreement or to take or cause to be taken any other action or actions as the Company deems necessary, appropriate or desirable to consummate the Proposed IPO. Upon the resignation of Jiang Lan as a director of the Company, Gabriel LI shall be appointed as a Norman Director (as defined in the Shareholders Agreement and M&AA) and Gabriel Li shall also be designated the Norman Representative.

10.	DAMAGES

It is acknowledged that any party’s failure to perform such party’s obligations under this Agreement will cause the other party to incur substantial economic damages and losses of types and in amounts which are impossible to compute and ascertain with certainty. Accordingly, in the event of any breach by Telstra and/or by the Company of any of the provisions set forth in this Agreement, Telstra and/or the Company, as the case may be, shall be liable to the Seller and Mr. Jiang Lan, on a pro rata basis, in the total amount of five million dollars (US$5 million) as liquidated damages; and in the event of any breach by the Seller or Mr. Jiang Lan of any of the provisions set forth in this Agreement, the Seller and Mr. Jiang Lan shall be liable to Telstra and the Company, on a pro rata basis, in the total amount of five million dollars (US$5 million) as liquidated damages.

11.	MISCELLANEOUS

11.1. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong.

11.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement and the rights and obligations therein may not be assigned by any party thereto without the written consent of the other parties.

11.3. Entire Agreement. This Agreement, together with all schedules hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

11.4. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be delivered in accordance with the provisions of Section 29.1 of the Shareholders Agreement, as amended from time to time.

11.5. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of each of the parties hereto.

11.6. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach of default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.

11.7. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections herein are to Sections of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

11.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

11.9. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.10. Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 26 of the Shareholders Agreement, as amended from time to time.

11.11. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

11.12. Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through friendly consultations. Such negotiation shall begin immediately after one party has delivered to the other party or parties a written notice requesting such consultation. If the Dispute remains unresolved upon expiration of the thirty (30) day consultation period after the beginning of such negotiation, any party may in its sole discretion elect to submit the matter to arbitration with notice to any other party or parties. The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.12, the provisions of this Section 11.12 shall prevail. The dispute shall be referred to a sole arbitrator appointed in accordance with the HKIAC Administered Arbitration Rules. The decision of the sole arbitrator shall be final and binding on the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. The costs and expenses of the arbitration, including the fees of the arbitral tribunal, shall be borne and paid by the parties in such proportions as the arbitral tribunal shall determine. The language of the arbitration shall be English. Each party to the arbitration shall reasonably cooperate with each other party to the arbitration in making disclosure of, and providing complete access to, all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party and attorney-client privilege. The arbitral tribunal shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws provided under Section 11.1 hereof and shall not apply any other substantive law. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

11.13. Expenses. Each party hereto shall bear its own legal, financial, administrative and other expenses incurred in connection with the consummation of the transactions contemplated hereunder, including the preparation and negotiation of the legal documentation and other related professional work.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

COMPANY:

AUTOHOME INC.

By:

/s/ James Zhi Qin

Name:	James Zhi Qin
Title:	Director and Chief Executive Officer

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

SELLER:

WEST CREST LIMITED

By:

/s/ Jiang Lan

Name:	Jiang Lan
Title:	Director

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

By:

/s/ Jiang Lan

Jiang Lan

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

TELSTRA HOLDINGS PTY LTD

By:	/s/ Tim Chen
Name: Tim Chen
Title: Director

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

ORCHID ASIA III, L.P.

By:	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Authorized Representative

ORCHID ASIA CO-INVESTMENT LIMITED

By:	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Authorized Representative

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

AUTOLEE LTD.

By:	/s/ Xiang Li
	Name:	Xiang Li
	Title:	Director

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

EIGHT DRAGON SUCCESS LTD

By:	/s/ Dongsheng Li
	Name:	Dongsheng Li
	Title:	Director

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

FUTURE POWER HOLDINGS LIMITED

By:	/s/ Zheng Fan
	Name:	Zheng Fan
	Title:	Director

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

HAWTHORN TREE LTD

By:	/s/ Minghui Chen
	Name:	Minghui Chen
	Title:	Director

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

RIGHT BRAIN LIMITED

By:	/s/ James Zhi Qin
	Name:	James Zhi Qin
	Title:	Director

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

STONG BOND LTD

By:	/s/ Gang Song
	Name:	Gang Song
	Title:	Director

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

SYMMETRYSKY LTD

By:	/s/ Qinghua Liu
	Name:	Qinghua Liu
	Title:	Director

SCHEDULE A

Remaining Shareholders

1.	Telstra Holdings Pty Ltd

2.	Eight Dragon Success Ltd

3.	Future Power Holdings Limited

4.	Hawthorn Tree Ltd

5	Orchid Asia III, LP

6.	Orchid Asia Co-Investment Limited

7.	Right Brain Limited

8.	Stong Bond Ltd

9.	Symmetrysky Ltd

10.	AutoLee Ltd

Schedule B

SHARE TRANSFER FORM

AUTOHOME INC

(the “Company”)

Dated November 4, 2013

We, West Crest Limited, a Cayman Island company(the “Transferor”), for good and valuable consideration received by us from Autohome Inc., a Cayman Islands company (the “Transferee”), do hereby:

1. transfer to the Transferee 3,856,564 Shares (the “Shares”) standing in our name in the register of members of the Company to hold unto the Transferee, its executors, administrators and assigns, subject to the several conditions on which we held the same at the time of execution of this Share Transfer Form; and

2. consent that our name remains on the register of the Company in respect of the Shares until such time as the Company registers the transfer of the Shares contemplated by this Share Transfer Form.

SIGNED for and on behalf of WEST CREST LIMITED:

)
)
)	Duly Authorised Signatory
)
)	Name:	Jiang Lan
)
)	Title:	Director

And we, the Transferee, do hereby agree to take the Shares subject to the same conditions.

SIGNED for and on behalf of

Autohome Inc.:
)
)
)	Duly Authorised Signatory
)
)	Name:
)
)	Title:	Director

SHARE TRANSFER FORM

AUTOHOME INC

(the “Company”)

Dated November 4, 2013

We, West Crest Limited, a Cayman Island company(the “Transferor”), for good and valuable consideration received by us from Telstra Holdings Pty Limited, a company incorporated in the Commonwealth of Australia (the “Transferee”), do hereby:

1. transfer to the Transferee 2,828,147 Shares (the “Shares”) standing in our name in the register of members of the Company to hold unto the Transferee, its executors, administrators and assigns, subject to the several conditions on which we held the same at the time of execution of this Share Transfer Form; and

2. consent that our name remains on the register of the Company in respect of the Shares until such time as the Company registers the transfer of the Shares contemplated by this Share Transfer Form.

SIGNED for and on behalf of WEST CREST LIMITED:

)
)
)	Duly Authorised Signatory
)
)	Name:	Jiang Lan
)
)	Title:	Director

And we, the Transferee, do hereby agree to take the Shares subject to the same conditions.

SIGNED for and on behalf of

Telstra Holdings Pty Limited:
)
)
)	Duly Authorised Signatory
)
)	Name:
)
)	Title:	Director

Schedule C

LETTER OF RESIGNATION AS DIRECTOR

Date: November 4, 2013

The Board of Directors

Autohome Inc.

Codan Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive, PO Box 2681

Grand Cayman KY1 1111, Cayman Islands

Dear Sirs,

I, Jiang Lan, hereby tender my resignation as Director on the following company, with effect November 4, 2013.

Autohome Inc.

I confirm that I have no claim against the company in respect of either fees, remuneration or compensation or damages or any other sum for loss of office.

Yours faithfully,

Jiang Lan

Schedule D

Notice of Change of Representative and Appointment of Norman Director

In accordance with the Schedule 3 of Amended and Restated Shareholders Agreement entered into by and among Autohome Inc. and such other parties dated June 30,2011 (the “Shareholders Agreement”), we hereby notify you that the initial Norman Representative, Jiang Lan, has been removed effective immediately. Norman Shareholder Group undertakes that it shall nominate one and only one Norman Representative from the date hereof, who currently is Mr. Gabriel Li. In addition, Mr. Gabriel LI is hereby appointed as a Norman Director pursuant to Clause 5.5 of the Shareholders Agreement with Ms. Jie WANG as alternate director.

Any capitalized terms not defined herein shall have the same meaning ascribed to such terms in the Shareholders Agreement.

Yours sincerely,

For and on behalf of

Norman Shareholder Group

Title:

Schedule E

1.	IPO Board resolution

2.	IPO Shareholders Resolution

3.	Lock-up Agreement with Underwriters

4.	Public filings documents